PROPERTY OPTION AGREEMENT

                                     BETWEEN


                           LOUVICOURT GOLD MINES INC.

                                       AND

                              RINCON RESOURCES INC.

                            PROPERTY OPTION AGREEMENT


THIS AGREEMENT is made and dated for reference the 8th day of July, 2004.

BETWEEN:

        LOUVICOURT GOLD MINES INC., a Quebec corporation,

        (hereinafter called "OWNER")


        and

        RINCON RESOURCES INC., a Delaware corporation,

        (hereinafter called "RINCON")

RECITALS:

A. Pursuant to the Underlying Agreement, Owner holds an option to acquire certain Mineral Claims;

B. Rincon wishes to acquire up to an undivided seventy five (75%) per cent interest in the Mineral Claims, upon the terms and subject to the conditions as are hereinafter set forth; and

C. Owner is prepared to grant Rincon an option to acquire up to an undivided seventy five (75%) per cent interest in the Mineral Claims, upon the terms and subject to the conditions are hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter set forth, and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                         INTERPRETATION AND DEFINITIONS

Section 1.01        DEFINITIONS

As used in this Agreement, the following words and phrases have the following meanings:

(a) "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which controls, is controlled by, or is under common control with a party to this Agreement;

(b) "Agreement" means this agreement as the term is defined in Section 1.03 hereof;

(c) "Exploration Funds" means the exploration funding that Rincon has agreed to contribute pursuant to Section 2.04hereof to fund Work Programs

(d) "Force Majeure" means any event beyond a party's reasonable control including laws which prohibit a party's ability to comply with its obligations; action or inaction of civil or military authority; mining casualty; damage to or destruction of mine, plant or facility; fire; explosion; flood; insurrection; riot; labour disputes; and acts of God, but does not include a party's inability to make any payments required under this Agreement;

(e) "Mineral Claims" means the mineral claims described in Schedule "A" of the Underlying Agreement;

(f) "Net Smelter Return" or "NSR" has the meaning given it in the Underlying Agreement.;

(g) "Operator" means the Owner, in relation to its duty as the operator of any Work Programs on the Mineral Claims performed using Exploration Funds. The Operator shall operate shall retain personnel, supervise and otherwise administer Work Programs;

(h)     "Option" has the meaning given that term by Section 2.01;

(i) "Option Exercise Date" means the date that the Option exercised, as to at least a 75% interest in the Mineral Claims, in accordance with the terms hereof;

(j)     "Option Payments" has the meaning given that term by Section 2.01;

(k) "Option Period" means the period from and after the full execution of this Agreement to the date of its termination;

(l) "Underlying Agreement" means the Agreement dated October 31, 2003 pursuant to which the Owner acquired rights to the Mineral Claims, a copy of which is attached hereto as Schedule "A";

(m) "Underlying Owners" means the underlying owners of the Mineral Claims, as noted in the Underlying Agreement; and

(n) "Work Programs" means exploration programs on the Mineral Claims which are agreed to between the Owner and Rincon, acting on a commercially reasonable basis, which may include bulk sampling, line-cutting, geological mapping and sampling, geophysical surveys, back-hoe trenching and water stripping of trenches; humus sampling; or any forms of surface or subsurface exploration or drilling.

Section 1.02        SCHEDULES

The following schedule is attached to and forms part of this Agreement:

(a)     Schedule "A" - Underlying Agreement

Section 1.03        ENTIRE AGREEMENT

This Agreement, the attached schedules and all properly executed amendments are hereinafter collectively referred to as this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and undertakings relating to the subject matter. The parties acknowledge that there are no agreements, undertakings, representations, warranties or conditions collateral to this Agreement except as specifically stated otherwise in this Agreement.

Section 1.04        CAPTION AND HEADINGS

The division of this Agreement into articles and sections and the insertion of headings is for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference to a section or article shall be a reference to a section or article of this Agreement unless specifically stated otherwise.

Section 1.05        EXTENDED MEANINGS

In this Agreement, where the context so requires or permits, the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and vice versa, and the words "person" and "persons" shall include corporations, partnerships, and all other entities of whatever description.

Section 1.06        CURRENCY

In this Agreement all statements of and references to dollar amounts shall mean United States dollars, unless stated otherwise.

Section 1.07        GOVERNING LAW

This Agreement shall be interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada as applicable therein.

Section 1.08        SEVERABILITY

If any provision of this Agreement is found invalid, illegal, or incapable of enforcement by any Court of competent jurisdiction, such provision and the remaining provisions of the Agreement shall continue to be enforceable to the extent permitted by such Court against any person(s) and in any circumstance(s) other than those to whom it has been found invalid, illegal or incapable of enforcement.

Section 1.09        AMENDMENTS

No amendments to this Agreement shall be of any force and effect unless executed in writing by all the parties to this Agreement.

                                   ARTICLE II

Section 2.01        OPTION

The Owner hereby grants Rincon an exclusive and irrevocable option (the "Option") to acquire up to an undivided seventy-five (75%) per cent interest in the Mineral Claims by advancing certain Exploration Funds, performing certain Work Programs and making certain share issuances and cash payments to the Owner:

Section 2.02        CASH AND SHARE OPTION PAYMENTS

As partial consideration for the granting of the Option, Rincon agrees to pay to the Owner (collectively the "Option Payments"):

i)       $55,000 upon the full execution of this Agreement;
ii) $55,000 on or before one year from the date of full execution of this Agreement;
iii)     100,000 shares upon the full execution of this Agreement; and
iv) 200,000 shares on or before one year from the date of full execution of this Agreement.

Section 2.03        UNDERLYING AGREEMENT

It is agreed that the Owner will keep the Underlying Agreement in good standing during the time that this Agreement remains in effect. If for any reason the Owner fails to perform any action required by the Underlying Agreement that, in the reasonably held opinion of Rincon, could result in a default by the Owner under the Underlying Agreement, Rincon may perform such action as the authorized agent of the Owner, and offset any expense incurred against all amounts otherwise due or payable by Rincon hereunder.

Section 2.03 (a)    ACCELERATION OF PERFORMANCE FOR UNDERLYING AGREEMENT

As noted in section 2.05 hereinbelow, in the event that Rincon has made the Option Payments and has advanced Exploration Funds totalling a minimum of $750,000 hereunder, at such time (the "Option Exercise Date") it shall have earned a minimum vested fifty (50%) percent interest in the Mineral Claims and shall have the right to register its interest within the time contemplated by
Section 2.10. In the event that, at such time, there remain unsatisfied obligations of the Owner pursuant to the Underlying Agreement, Rincon shall have the right to advance funds for these obligations to the Owner and the Owner will forthwith satisfy such obligations with the result that it will be entitled to register its and Rincon's respective interests in the Mineral Claims.

Section 2.04      EXPLORATION FUND ADVANCES

a) As partial consideration for the granting of the Option, Rincon agrees to fund Work Programs on the Mineral Claims by advancing Exploration Funds to the Owner, acting as the Operator, on the following basis:

i) by no later than July 31, 2004, Rincon will advance Exploration Funds of $150,000
ii) by no later than one year from the signing of this Agreement, Rincon will advance additional Exploration Funds of $350,000;
iii) by no later than two years from the signing of this Agreement, Rincon will advance additional Exploration Funds of $250,000; and
iv) by no later than 4 years from the signing of this Agreement, Rincon advance additional Exploration Funds of $1,250,000.

It is agreed that Rincon will advance the required Exploration Funds not later than thirty (30) days after the parties have agreed on the implementation of a Work Program.



b) After each advance of Exploration Funds for a Work Program by Rincon, the Owner, as Operator, shall not more than thirty (30) days thereafter arrange for the Work Program that is the subject of those Exploration Funds to be undertaken. The Owner, as Operator, shall ensure that the Work Program is completed efficiently in accordance with good mining practice. It its agreed that upon the completion of each significant Work Program, the Operator will arrange to have prepared a geological report in compliance with National Instrument 43-101 recommending additional Work Programs, or alternatively recommending the cessation of work on the Mineral Claims. The cost of such report will be paid from advanced Exploration Funds.

Section 2.05        EXERCISE OF OPTION

Provided Rincon has made the Option Payments and advanced the Exploration Funds required for Work Programs costing a total of $750,000, Rincon shall have earned an immediately vested fifty (50%) percent interest in the Mineral Claims and shall have the right to have register its interest within the time contemplated by Section 2.10. Provided Rincon has made the Option Payments and advanced the Exploration Funds required for Work Programs costing a total of $1,250,000, Rincon shall have earned an immediately vested further twenty-five (25%) percent interest in the Mineral Claims (bringing Rincon' interest in the Mineral Claims at such time up to seventy-five (75%) percent) and shall have the right to have register its interest within the time contemplated by Section 2.10.

Section 2.06        NSR

Any interest in the Mineral Claims earned by Rincon hereunder shall be earned free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances and any other claims of any description, but shall remain subject to a three (3%) percent NSR in favour of the Owner (who is responsible for remitting up to two (2%) percent of this to the Underlying Owners, as described in Schedule A, determined and paid in accordance therewith. It is agreed that up to two-thirds (2/3) of the three (3%) percent NSR reserved unto the Owner herein may be purchased at any time by Rincon paying to Owner $1,000,000 per one-third (1/3) portion ($1,000,000 per one (1%) percent NSR).

Section 2.07        JOINT VENTURE

On or prior to the Option Exercise Date, Rincon and the Owner shall enter into a joint venture agreement to govern the future exploration and development of the Mineral Claims.

Section 2.08        RESULTS OF PRIOR EXPLORATION WORK

Immediately following the full execution of this Agreement, Owner shall deliver to Rincon all technical data for the Mineral Claims in its possession including, but without limitation, drilling, geophysics and geological information held by Owner.

Should this Agreement be terminated, for whatever reason, prior to Rincon exercising the Option, in whole or in part, then Rincon shall return to Owner copies of data and information received from Owner, as well the exploration and technical data resulting from any exploration program and activities undertaken by Rincon, to the extent that the Owner does not already possess such information.

Section 2.09        TITLE

Within sixty (60) days following the exercise of the Option pursuant to Section 2.04, Owner will provide Rincon with executed transfers in proper form of an undivided fifty (50%) percent or seventy five (75%) percent interest, as the case may be, in the Mineral Claims.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

Section 3.01        REPRESENTATIONS AND WARRANTIES BY OWNER

Owner represents and warrants that:

(a) it has been duly incorporated and is a validly subsisting corporation under the laws of Quebec , is properly registered to carry on business and own property in the province of Ontario, and has all corporate power and authority to perform its obligations under this Agreement;

(b) all necessary corporate action has been taken by Owner to authorize the execution, delivery and performance of this Agreement, and this
        Agreement constitutes a valid and binding obligation of Owner enforceable in accordance with its terms; and

(c) to the best of Owner's knowledge the location of the Mineral Claims conforms to the description appearing on records in the appropriate records office, and the Mineral Claims were properly located according to the laws of Ontario and will be in good standing for at least Ninety
        (90) days after the execution of this Agreement;

(d) it has not received notice of any violation of or investigation relating to any federal, provincial or local environmental or pollution law, regulation or ordinance with respect to the Mineral Claims;

(e) to the best of Owner's knowledge there are no reclamation liabilities in connection with the Mineral Claims and, in particular, there are no obligations to monitor or clean up any preexisting mine sites or mine waste dumps or tailings;

(f) its interest in the Mineral Claims is free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description and, upon exercise of the Option by Rincon, Rincon will acquire an undivided interest (either fifty (50%) percent or one hundred (75%) percent) in the Mineral Claims free and clear of any mortgages, liens, charges, pledges, security interests, encumbrances or other claims of any description, except for the NSR reserved in Section
        2.06 and in the Underlying Agreement;

(g) no person has any right or agreement, option, understanding, prior commitment or privilege capable of becoming an agreement for the purchase or acquisition from Owner of any interest in the Mineral Claims;

(h) all assessment work required to maintain the Mineral Claims in full force and effect has been performed as of the execution of this Agreement; and

(i) there are no royalties or other latent interests in the Mineral Claims owing to any other parties, except as outlined in Section 2.06 and in the Underlying Agreement.

Section 3.02        SURVIVAL

Owner acknowledges that Rincon is relying on the representations and warranties contained in Section 3.01 in entering into this Agreement and that such representations and warranties are continuing and survive the execution of this Agreement.

Section 3.03        REPRESENTATIONS AND WARRANTIES BY RINCON

Rincon represents and warrants that:

(a) it has been duly incorporated and is a validly subsisting corporation under the laws of Delaware, has all corporate power and authority to perform its obligations under this Agreement and, prior to commencing any direct operations on the Mineral Claims, it will be properly registered to carry on business and own property in the province of Ontario; and

(b) all necessary corporate action has been taken by Rincon to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of Rincon enforceable in accordance with its terms.

Section 3.04        SURVIVAL

Rincon acknowledges that the Owner is relying on the representations and warranties contained in Section 3.04 in entering into this Agreement and that such representations and warranties are continuing and survive the execution of this Agreement.

Section 3.06        INDEMNITY

Each party will indemnify and save the other party and its directors, officers, employees, agents, representatives, subcontractors and Affiliates harmless from all losses, damages, costs, actions, and suits arising out of or in connection with any breach by that party of any representation, warranty, covenant or agreement contained in this Agreement. This indemnity shall survive the termination of this Agreement.

                                   ARTICLE IV

Section 4.01        RIGHT TO MONITOR EXPLORATION AND DEVELOPMENT

Owner grants to Rincon' employees, directors, officers, agents, representatives and contractors the right to enter upon the property comprising the Mineral Claims for the purpose of monitoring exploration, development, mining and such other operations as Rincon considers necessary, upon prior notification to the Owner and at Rincon's sold discretion, risk and expense.

Section 4.02        CONDUCT OF EXPLORATION AND DEVELOPMENT WORK

As Operator, the Owner will act as manager of any exploration program under the direction of an operating committee comprised of one member appointed by Rincon and one member appointed by the Owner. The Owner, in its role as Operator, shall perform its exploration and development work on the property comprising the Mineral Claims in accordance with good mining practice and shall comply with all applicable laws and regulations.

                                    ARTICLE V

Section 5.01        DRILL LOGS ASSAYS AND MAPS

The Owner agrees to act as the Operator. As the Operator, the Owner shall maintain all customary drill logs, exploration information, assays, maps, metallurgical studies and other information relating to its exploration and development activities on the Mineral Claims and provide copies to Rincon in accordance with this Agreement.

Section 5.02        REPORTING

By no later than 60 days after the completion of each Work Program, Owner shall provide to Rincon a copy of the any geological reports prepared in relation to that Work Program. These items shall be kept confidential by the parties, subject to the terms of this Agreement.

Section 5.03        ENVIRONMENTAL MATTERS

During the Option Period, the Operator shall at all times occupy, manage and use the Mineral Claims in full compliance with all Environmental Laws. In this Agreement, "Environmental Laws" means all applicable federal, provincial, municipal, regional or foreign laws, statutes or rules, regulations, bylaw or orders (having the force of law) or environmental permits relating to the environment, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean up in connection with any presence, release, discharge, escape or disposal of contaminants (being any substance or material that is prohibited, controlled or regulated pursuant to any applicable Environmental Laws) or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of contaminants.

The Operator promptly perform any reclamation, remediation or pollution control, which is required and arises from all operations on the Mineral Claims during the Option Period, such performance to include, without limitation, the provision of all financial assurances required by applicable Laws with respect to the costs of such reclamation, remediation or pollution control. This provision shall survive the termination of this Agreement.

Section 5.04        FILING OF ASSESSMENT WORK

The Owner will submit all assessment eligible work that is completed on the Mineral Claims during the currency hereof for assessment credits and the credits will be applied to the Mineral Claims in order to maintain the Mineral Claims in good standing.

                                   ARTICLE VI

Section 6.01        ASSIGNMENTS

Rincon shall be entitled to assign its rights and obligations under this Agreement with the prior written consent of Owner.

                                   ARTICLE VII

Section 7.01        RINCON'S RIGHT TO TERMINATE

Rincon shall have the right to terminate this Agreement and its interest in the Mineral Claims at any time during the Option Period upon written notice to the Owner thirty (30) days prior to the contemplated termination date.

Except for termination after the time that Rincon has earned an interest in the Mineral Claims, upon termination of this Agreement, Owner shall be entitled to retain all payments made by Rincon to date and Rincon shall return to Owner all copies of all data, maps, assays and reports pertaining to the Mineral Claims, including digital generated data, maps, assays and reports pertaining to the Mineral Claims.

Section 7.02        TERMINATION FOR DEFAULT

If at any time during the Option Period, Rincon fails to duly pay or cure any default in the performance of any obligation of this Agreement within a period of thirty (30) days after receipt of a default notice from Owner, Owner may terminate the Option. Exercise of such right by Owner shall be without prejudice to any other rights or remedies Owner may have at law or in equity as a result of such default of this Agreement by Rincon.

                                  ARTICLE VIII

Section 8.01        FORCE MAJEURE

If Rincon is prevented by Force Majeure from timely performance of any of its obligations under this Agreement (other than the payments made pursuant to Section 2.02), such failure shall be excused and the period for performance and the Option Period shall be extended for an additional period of time equal to the duration of such Force Majeure. Upon the occurrence and upon the termination of a Force Majeure, Rincon shall promptly notify Owner in writing. Rincon shall use reasonable efforts to remedy any Force Majeure, but shall not hereunder be obligated to contest the validity of any law or regulation, nor any action or inaction of any civil or military authority.

                                   ARTICLE IX

                                  MISCELLANEOUS
Section 9.01        NOTICES

Any notice under this Agreement will be given in writing, and delivered by registered mail to each party. A notice given will be deemed given only when received by the party to whom such notice is directed. Each party's address will be the following until such party specifies another address by written notice:

To Owner at:                  LOUVICOURT GOLD MINES INC.
                              301-170 the Donway West
                              Toronto, Ontario
                              M3C 2G3
                              Tel.: (416) 441-3700
                              Facsimile: (416) 441-0535
                              Attention:  Fenton Scott, president

To Rincon:          RINCON RESOURCES INC.
                              2920 N. Swan Road, Suite 206
                              Tucson, Arizona 85712
                              Tel: (520) 991-3335

                              with a copy to:

                              RINCON RESOURCES INC.
                              24 Ternhill Crescent
                              Toronto, Ontario
                              M3C 2E5
                              Tel: (416) 997-9775
                              Facsimile: (416) 441-9775

Section 9.02        AREA OF INFLUENCE

The parties agree that they shall be bound by the area of influence provisions set forth in paragraph 5. of the Underlying Agreement and any such property will be subject to the terms of this Agreement and the Underlying Agreement.

Section 9.03        OTHER INTERESTS

The rights and obligations of the parties under this Agreement are strictly limited to the subject matter of this Agreement. Each of the parties shall have the free and unrestricted right to enter into, conduct and benefit from any and all other business ventures of any kind whatsoever, whether or not competitive with the activities undertaken under this Agreement, without disclosing such activities to the other party or inviting or allowing the other party to participate therein.

Section 9.04        RELATIONSHIP OF PARTIES

This Agreement is not intended to create any partnership or agency relationship between the parties or fiduciary obligations of any description, and this Agreement shall not be construed so as to render the parties liable as partners or as creating a partnership, and no party shall be or shall be deemed to be, or shall hold itself out to be an agent of any other party.

Section 9.05        SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

Section 9.06      CONFIDENTIALITY

During the term of this Agreement, neither Owner nor Rincon shall make any public disclosures of any technical data, reports, records or other information generated by either Owner or Rincon, without the prior written approval of the other party, which approval shall not be unreasonably withheld. The party desiring to disclose certain information will deliver the content of such intended disclosure to the other party for approval at least one (1) full business days prior to releasing this data or information and the other party will then respond in writing within that time period, and should they fail to respond in that time, such lack of communication will deemed to be consent to the public disclosure. For greater certainly "public disclosures" shall not include disclosures made to brokers, analysts, venture capitalists or industry partners or public disclosures required to comply with Canadian or US securities law.

Section 9.08      PRIOR AGREEMENTS

The Agreement contains the entire agreement and understanding of the parties and replaces all prior agreements bearing on the subject matter hereof.

Section 9.09      ARBITRATION

The parties hereto agree that any disputes arising hereunder will be submitted to arbitration and finally resolved by a single arbitrator in accordance with the provisions of the Arbitration Act (ONTARIO) S.O. 1991 Ch. 17.

Section 9.10      COUNTERPARTS

This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                    IN WITNESS WHEREOF the parties make this Agreement effective as of the date first above written.

LOUVICOURT GOLD MINES INC.    RINCON RESOURCES, INC.


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                                   SCHEDULE A

                              UNDERLYING AGREEMENT

             (a copy of the Underlying Agreement is attached hereto)